Exhibit 99.1

NEWS RELEASE

Gray Announces $75 Million Incremental Term Loan and Redemption of $150 Million of 2029 Notes

Atlanta, GA - October 9, 2026, Gray Media, Inc. (“Gray”) (NYSE: GTN) announced today that it has entered into an incremental amendment to its credit agreement to increase its $600 million term loan due July 15, 2030 (the “Term Loan G”) by $75 million (the “Incremental TLG”). The Incremental TLG will be available on a delayed draw basis upon the satisfaction of certain customary conditions that are expected to be satisfied on or prior to October 19, 2026. Upon funding, the Incremental TLG will be on terms that are identical to, and fungible with, the Term Loan G. The net proceeds from the Incremental TLG, together with cash on hand, are expected to be used to (i) redeem $150 million outstanding principal amount of Gray’s 10.500% senior secured notes due 2029 (the “2029 Notes”) and (ii) pay fees and expenses in connection with the issuance and redemption, which includes the call premium and accrued and unpaid interest on the 2029 Notes being redeemed.

In connection with the entry into the Incremental TLG amendment, on October 9, 2026, Gray also issued a conditional notice of partial redemption to the holders of the 2029 Notes, notifying such holders that Gray intends to redeem $150 million of the 2029 Notes on October 19, 2026 (the “2029 Notes Redemption”). The 2029 Notes Redemption is conditioned upon the funding of the Incremental TLG discussed above. The 2029 Notes will be redeemed at 105.250% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Upon the consummation of these transactions, Gray expects to have an outstanding aggregate principal amount of $200 million of 2029 Notes and $675 million of Term Loan G.

This press release does not constitute an offer to purchase, a notice of redemption or a solicitation of an offer to purchase an of the 2029 Notes.

About Gray Media

Gray Media, Inc. is a multimedia company headquartered in Atlanta, Georgia and the nation’s largest owner of top-rated local television stations and digital assets. We serve 117 full-power television markets that collectively reach approximately 37% of US television households. The portfolio includes 78 markets with the top-rated television station and 101 markets with the first and/or second highest rated television station in average all-day ratings across the 116 markets measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group, spanning 46 markets, as well as Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

Forward-Looking Statements:

This press release contains certain forward-looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact and may be identified by words such as “estimates,” “expect,” “anticipate,” “will,” “implied,” “intend,” “assume” and similar expressions. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward-looking statements. Such risks, trends and uncertainties are in some instances beyond Gray’s control, include the funding of the Incremental TLG, Gray’s ability to consummate the 2029 Notes Redemption and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.graymedia.com. Any forward-looking statements in this communication should be evaluated in light of these important risk factors. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this communication beyond the date hereof, whether as a result of new information, future events or otherwise.

Gray Contacts:

Alan Gould, Vice President, Investor Relations, (404) 266-8333, alan.gould@graymedia.com

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